SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     December 19, 2001

ZILA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-17521	86-0619668

(Commission File Number)	(IRS Employer Identification Number)

5227 North 7th Street, Phoenix Arizona 85014

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:     (602) 266-6700

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events

         On December 19, 2001, Zila, Inc. (the “Company”) and Joseph Hines, its President, reached a settlement with the Securities and Exchange Commission (the “Commission”) relating to certain public statements made by the Company in January 1999 with respect to the prospects for approval by the Food and Drug Administration (“FDA”) of the company's OraTest® product.

         Pursuant to the settlement, the Commission made findings related to an unsigned draft report that had been prepared by the FDA staff and delivered to the Company on or about December 28, 1998. The unsigned draft report recommended against approval of the OraTest® product. The Commission found that, in public statements made by the Company during the two-week period subsequent to its receipt of the unsigned draft report and prior to an FDA advisory committee meeting that was held on January 13, 1999, the Company and Mr. Hines should have disclosed the receipt of the unsigned draft report. The Commission acknowledged the Company’s position that, at the time, it was represented by experienced FDA counsel who had advised the Company that its New Drug Application relating to the OraTest® product was approvable, but the Commission concluded that the receipt of the unsigned draft report should have been disclosed in the Company’s public statements, and that the failure to do so constituted a violation of Section 10(b) of the Securities Exchange Act of 1934 (the “Act”) and Rule 10b-5 thereunder.

         In order to resolve the matter, the Company and Mr. Hines submitted Offers of Settlement, which the Commission accepted. Without admitting or denying the Commission’s findings, the Company and Mr. Hines consented to the entry of an Order Instituting Public Administrative Proceedings pursuant to Section 21C of the Act and the issuance of a Cease-and-Desist Order prohibiting future violations of such Section and Rule. See Release No. 45169 and Administrative Proceeding File No. 3-10657, December 19, 2001.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2002	ZILA, INC

/s/ Joseph Hines

Joseph Hines Chairman and President